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                     November 21, 2022

       William Hartman
       Chief Executive Officer
       Halberd Corp
       P.O. Box 25
       Jackson Center, Pennsylvania 16133

                                                        Re: Halberd Corp
                                                            Amendment No. 5 to
Registration Statement on Form 10
                                                            Response dated
November 9, 2022
                                                            File No. 000-56440

       Dear William Hartman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services